True Drinks Announces Satisfaction of All Outstanding Notes Payable

Irvine, CA – March 31, 2015 – True Drinks, Inc. (OTCQB: TRUU), makers of the zero-sugar, vitamin-enhanced AquaBall™ Naturally Flavored Water, today announces a $2.7 million investment from Toba Capital Management. This cash infusion is in addition to the $4.0 million commitment from Toba Capital in February 2015. The new funds will be used to pay down existing noteholders. In addition, all remaining noteholders, representing a total of just over $1.2 million in principal and interest, have converted their notes into the Company’s Series C financing.

Dan Kerker, CFO of True Drinks, commented, “This investment from Toba Capital affirms their commitment to the long-term growth of True Drinks. Along with the conversion of our remaining debt, it has allowed us to remove just under $4.0 of debt from our balance sheet which removes a substantial interest burden from the Company, allowing additional funds to be used towards the development of AquaBallTM Naturally Flavored Water.”

Lance Leonard, CEO of True Drinks, added, “Eliminating all outstanding debt and attracting long-term strategic investors is a critical element in the development of the Company. Toba Capital understands and supports the vision of True Drinks and is committed to bringing resources to fuel the Company’s growth.”

About True Drinks, Inc.

True Drinks is a healthy beverage provider with licensing agreements with Disney and Marvel for use of their characters on its proprietary, patented bottles. AquaBall™ is a naturally flavored, vitamin-enhanced, zero- calorie, dye-free, sugar-free alternative to juice and soda. AquaBall™ is currently available in four flavors: orange, grape, fruit punch and berry. Their target consumers: kids, young adults, and their guardians, are attracted to the product by the entertainment and media characters on the bottle and continue to consume the beverage because of its healthy benefits and great taste. For more information, please visit www.aquaballdrink.com and www.truedrinks.com. Investor information can be found at www.truedrinks.com/investor-relations/. Proudly made in the USA.

FORWARD-LOOKING STATEMENTS Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project,"

"predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:

Investor Relations

True Drinks, Inc.

18552 MacArthur Blvd., Ste. 325

Irvine, CA 92612

ir@truedrinks.com

949-203-3500